Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter Financial Results

PITTSBURGH, April 29, 2015 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for the first quarter of 2015. The Bank recorded net income of $71.1 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on April 30, 2015.

“Our performance in the first quarter was strong,” said Winthrop Watson, president and chief executive officer. “We are pleased to provide attractive returns to our stockholders and a meaningful contribution to affordable housing.”

Operating Results

The Bank’s net income totaled $71.1 million for the first quarter of 2015, a decrease of $8.8 million compared to $79.9 million for the first quarter of 2014. This decrease relates in large part to the settlement of claims against certain defendants arising from investments the Bank made in private-label mortgage-backed securities, net of legal fees and expenses, which was $15.3 million in the first quarter of 2015, compared to $36.6 million in the first quarter of 2014. This decrease of $21.3 million was partially offset by higher net interest income. For the first quarter of 2015, net interest income was $75.5 million, an increase of $13.2 million compared to $62.3 million for the first quarter of 2014, primarily due to higher interest income on advances. Interest income on advances for the first quarter of 2015 was $73.7 million, an increase of $13.7 million compared to $60.0 million in the first quarter of 2014. First quarter 2015 performance allowed the Bank to set aside $7.9 million for affordable housing programs.

Balance Sheet Highlights

At March 31, 2015, total assets were $87.5 billion, compared with $85.7 billion at December 31, 2014, primarily due to increased short-term liquidity balances, partially offset by a decline in advances. Short-term liquidity balances, which include cash and Federal funds sold, were $10.0 billion at March 31, 2015, an increase of $3.0 billion from $7.0 billion at December 31, 2014. Advances totaled $62.3 billion at March 31, 2015, down slightly from $63.4 billion at December 31, 2014.

Total capital at both March 31, 2015, and December 31, 2014, was $4.0 billion. Total retained earnings at March 31, 2015, were $808.9 million, down $28.6 million from $837.5 million at December 31, 2014. The decrease was the result of the Bank paying both a regular and special dividend in February 2015. Total retained earnings at March 31, 2015, included $125.5 million of restricted retained earnings compared with $111.2 million of restricted retained earnings at December 31, 2014. At March 31, 2015, FHLBank Pittsburgh had total regulatory capital of $3.9 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.0 percent. These dividends will be calculated on stockholders’ average balances during the period January 1, 2015, to March 31, 2015, and credited to stockholders’ accounts on Thursday, April 30, 2015.

Detailed financial information regarding first quarter 2015 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on May 7, 2015. Detailed financial information regarding 2014 is available in the Bank’s 2014 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

	March 31,	December 31,
Condensed Statement of Condition	2015	2014
ASSETS:
Cash and due from banks	$5,124.2	$2,451.1
Federal funds sold	4,915.0	4,585.0
Trading securities	295.8	281.0
Available-for-sale securities	8,431.4	8,408.8
Held-to-maturity securities	3,079.3	3,246.8
Advances	62,346.0	63,408.4
Mortgage loans held for portfolio, net of allowance for credit losses of $6.6 and $7.3, respectively	3,074.3	3,123.3
All other assets	197.1	172.7

Total assets	$87,463.1	$85,677.1

LIABILITIES:
Consolidated obligations, net	$82,319.2	$80,772.6
All other liabilities	1,122.2	901.5

Total liabilities	83,441.4	81,674.1

CAPITAL:
Capital stock	3,063.7	3,041.0
Retained earnings	808.9	837.5
Accumulated other comprehensive income	149.1	124.5

Total capital	4,021.7	4,003.0

Total liabilities and capital	$87,463.1	$85,677.1

	Three months ended March 31,

Condensed Statement of Income	2015	2014

Total interest income	$163.1	$151.9
Total interest expense	87.6	89.6

Net interest income	75.5	62.3

Provision (benefit) for credit losses	(0.5)	(3.9)

Gain on litigation settlements, net	15.3	36.6

All other income	5.7	5.1

All other expense	18.0	19.1

Income before assessments	79.0	88.8

Affordable Housing Program assessment	7.9	8.9

Net income	$71.1	$79.9

# # #